March 22, 2013

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street, N.W.

Washington, D.C. 20549

RE: Florida Gaming Corporation

Commission File Number 312065

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Florida Gaming Corporation in Item 4.02 of its Form 8-K dated March 22, 2013, captioned “Changes in Registrants’ Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

cc: Florida Gaming Corporation